Exhibit 10.28

SEPARATION AND CONSULTING SERVICES AGREEMENT

     This Separation and Consulting Services Agreement (this “Agreement”), dated April 6, 2006, is entered into by and between Burger King Corporation (the “Company”), and Greg Brenneman (“you”).

     1. Separation from Employment.

          (a) This Agreement memorializes your resignation from the position of Chief Executive Officer of the Company, effective as of April 7, 2006 (the “Date of Termination”), and our agreement as to the benefits and obligations associated with your separation, based on the provisions of Section 9(f)(i) of your Employment Agreement, dated as of September 27, 2004 (the “Employment Agreement”). Prior to the Date of Termination, your Employment Agreement shall govern your employment. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

          (b) Consulting Services. From April 8, 2006 through June 30, 2006 (or such earlier date as provided in this Section 1(b)) (the “Consulting Term”), you will provide such consulting services as the Company’s Board of Directors (the “Board”) shall reasonably request from time to time, including without limitation assistance regarding the transition of the new Chief Executive Officer of the Company (the “Consulting Services”); provided, that, notwithstanding the foregoing, the Consulting Term may be terminated by either party at any time upon notice to the other party. You will at all times be an independent contractor of the Company and shall have no authority to bind the Company in any matter without the prior written consent of the Board. During the Consulting Term, you will be paid your current base salary, payable in accordance with the Company’s regular payroll practices.

          (c) Waiver of Notice. Each of the parties hereto waives such party’s right to any notice under Section 9(e)(ii) of your Employment Agreement (the “Notice Period”).

     2. Separation Benefits. Without admission of any liability and in exchange for the release and your obligations under Sections 4 and 10 through 12 (inclusive) of this Agreement, the Company agrees to provide you with the following payments and benefits in full satisfaction of any obligations it may have to you under the Employment Agreement (the “Separation Benefits”):

          (a) Continued payment of your current base salary of $1,030,000 payable in installments in accordance with the Company’s regular payroll policies for the period beginning on the last day of the Consulting Term and ending on the third anniversary of the Consulting Term; provided, however, that upon your request and so long as any such payment would be consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any amounts not then paid pursuant to this Section 2(a) shall be paid to you on April 2, 2007.

          (b) Payment of your Annual Incentive Compensation in an amount equal to $2,060,000, payable at the same time as Annual Bonus payments for this fiscal year are actually paid by the Company to its active executives.

          (c) Notwithstanding the foregoing, in the event of an initial public offering of the Company’s common stock on or prior to the last day of the Consulting Term, any payments under paragraph (a) or (b) above may be delayed to the extent necessary to comply with Section 409A of the Code with respect to “specified employees” (as such term is defined in Section 409A of the Code). Any such delayed or suspended payment(s) shall be paid as soon as administratively feasible thereafter and all other such payment(s) shall resume as scheduled.

          (d) The Company agrees to accelerate the vesting of the next tranche of the options (the “Options”), granted to you pursuant to the Management Stock Option Agreement dated as of August 1, 2004 (the “Option Agreement”), by and among you, Burger King Holdings, Inc. (“Holdings”) and the Company and pursuant to the Holdings Equity Incentive Plan (the “Equity Plan”), that are scheduled to vest on August 1, 2006, representing Options to purchase 22,968 shares of common stock of Holdings, par value $0.01 per share (the “Shares”) (the “Accelerated Options”), such that the Accelerated Options shall become vested as of the Date of Termination. Of these Accelerated Options, Options to purchase 17,972 Shares are Base Options and Options to purchase 4,996 Shares are Hurdle Options. The Accelerated Options, and the 22,968 Options that had vested on or before the Date of Termination in accordance with the terms of the Option Agreement (together, the “Vested Options”), shall remain exercisable for one year following the Date of Termination. You agree that the remaining Options to purchase the 68,910 Shares will automatically terminate, expire and be cancelled on the Date of Termination without payment of any consideration or other amount to you and any Vested Options not exercised by you within the one year period immediately following the Date of Termination will automatically terminate, expire and be cancelled on such one-year anniversary of the Date of Termination.

          (e) The Company shall provide the Continued Benefits until April 30, 2007, which may be provided by the Company by paying your COBRA premiums (less any amount you are obligated to pay pursuant to the terms of your Employment Agreement and not to exceed the premiums, contributions and other co-payments required to be paid by active senior executives of the Company under the terms of such plans as may be in effect from time to time). The foregoing notwithstanding, should you receive or be offered health or medical benefits coverage by a subsequent employer or Person for whom you perform services, all similar health and medical benefits coverage provided by the Company to you shall immediately terminate.

          (f) In the event that you relocate your primary residence from Miami, Florida to any one of one of the contiguous 48 states of the United States of America within 18 months of the Date of Termination, the Company shall provide you with a one-time relocation benefit pursuant to the Company’s Domestic Relocation Policy Plan A without regard to any restrictions conditioned upon continued employment, to assist you in your relocation.

     3. Other Payments & Benefits.

          (a) Accrued Obligations. In accordance with the terms of the Employment Agreement, within thirty (30) days of the Date of Termination, the Company shall pay to you all Accrued Obligations.

          (b) Other Benefit Plans. All other benefits shall terminate effective on the Date of Termination, including, without limitation:

(i)	401(k) Plan. Your contributions to, and the Company’s matching contributions on your behalf pursuant to, the Company’s Savings Plan (“401(k)”), will cease as of the Date of Termination. Detailed information regarding the treatment or continuation of your 401(k) account can be obtained by calling American Express Trust at 1-800-728-3123.

(ii)	Executive Retirement Program. You will retain your rights to any vested amounts under the Executive Retirement Program (“Retirement Program”), as of the last day of the Consulting Term, if any, in accordance with the terms of the Retirement Program, but additional accrual shall cease immediately as of your Date of Termination. Any such vested amounts will be distributed to you in accordance with the Retirement Program rules and will be subject to any applicable requirements of Section 409A of the Code. The Company shall use reasonable efforts to comply with Section 409A of the Code as to the timing, form and amount of any distribution to you under the Retirement Program, including the imposition of a six month delay or suspension (if applicable) of any distribution under the Retirement Program.

          (c) Stock Options and Other Equity Plan Benefits. Except as provided in Section 4 below, your, the Company’s and Holdings’ rights and obligations with respect to any Shares currently held by you or purchased by you upon exercise of the Options shall continue to be subject to the Management Subscription and Shareholders’ Agreement, dated as of August 1, 2004 by and among the Company, Holdings and you (the “Management Shareholders’ Agreement”), which shall continue in full force and effect following the Date of Termination.

          (d) Indemnity. Notwithstanding anything to the contrary herein, Section 18 of the Employment Agreement is hereby included in the Agreement as if fully restated herein.

     4. Lock-up. You agree to be bound by the terms of the lock-up arrangements contained in the Management Shareholders Agreement and to enter into and be bound by the terms of such other lock-up arrangement as the other senior executives of the Company may enter into in connection with a public offering of the Shares of Holdings or its Affiliates, if the underwriters so request as to you. In exchange therefor the Company agrees to waive its right to exercise its repurchase right under Section 5.5 of the Management Shareholders’ Agreement with respect to any Shares purchased by you upon exercise of the Options and any other Shares you own outright.

     5. Payments and Accord and Satisfaction. You agree that, other than as specifically set forth in this Agreement, you are not due any compensation or benefits, including without limitation compensation for unpaid salary, unpaid bonus, commissions, severance, or accrued or unused vacation time or vacation pay, arising from or relating to your employment with the Company or the termination of your employment.

     6. General Release of All Claims. In consideration of the agreements set forth herein and other good and valuable consideration, you agree as follows: You, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives (collectively, the “Releasors”) voluntarily, knowingly, and willingly covenant not to sue or bring any action or other proceeding of any nature against, and fully release, the Company, and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities' respective owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, franchisees and administrators (collectively, the “Releasees”), from any and all known and unknown claims, complaints, causes of action, demands or rights of any nature whatsoever which any Releasor now has or in the future may have against any Releasee (“Actions”) of whatever kind or nature arising out of any actions, inactions, conduct, decisions, behavior, or events occurring on or prior to the date of this Agreement and the Date of Termination, whether known or unknown, including without limiting the generality of the foregoing, Actions under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act; the Equal Pay Act; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Florida Human Rights Act; any other federal, state, or local law, regulation or ordinance; and any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory under the common law or in equity; and any Actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits.

     7. No Admission of Wrongdoing. By entering into this Agreement, you agree that neither you nor the Releasees admit any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Releasees of any liability, error, violation, or omission.

     8. No Other Claims. You affirm that you are not a party to, and have not filed or caused to be filed, any claim, complaint, or action against any Releasee in any forum. You affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits under any benefit plan, program or policy of the Company or its affiliates to which you may be entitled, and that no other remuneration or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided any and all leave requested under the Family and Medical Leave Act. You affirm that you have not complained of, and are not aware of, any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company and that you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of their respective employees that you have any reason to believe may be unlawful. You hereby waive any right that you may have to reinstatement with Releasees.

     9. Taxes. All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. It is the intention of the parties that all payments and benefits under this Agreement shall comply with Section 409A of the Code, and this Agreement shall be interpreted accordingly.

     10. Cooperation. You agree to cooperate with the Company in its defense in any investigation, litigation or administrative proceeding, including any charges or claims filed against it by current or former employees regarding matters occurring during your employment. The Company shall fully reimburse you for reasonable out-of-pocket expenses incident to such cooperation provided they are properly documented.

     11. Resignation From All Positions. In addition to your resignation as Chief Executive Officer and notwithstanding the Consulting Services you may provide to the Company, this Agreement also represents your resignation from your position as a director and as Chairman of the Board of, and any other positions that you hold with, the Company, Holdings and all of their subsidiaries or its affiliates, effective as of April 7, 2006. You agree to execute and return to the Company, on the Date of Termination, a letter in the form attached as Schedule 1, which separately confirms your resignation from such positions and the Company shall issue a press release in the form attached as Schedule 2.

     12. Restrictive Covenants. Sections 10 through 16 (inclusive) and Annex A of the Employment Agreement are hereby included in the Agreement as if fully restated herein.

     13. Breach of Agreements and Equitable Relief. A breach by you of any provision of Sections 4, 10, 11 and 12 of this Agreement shall be deemed a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. You further agree that the Company’s obligation to pay you any amount or provide you with any benefit or right pursuant to this Agreement is subject to your compliance with your obligations under Sections 4, 10, 11 or 12 of this Agreement, and that in the event of a breach by you of any provision of such Sections, you shall be deemed to have been terminated for Cause and (a) you shall be obligated to immediately repay to the Company all amounts and benefits theretofore paid to or received by you pursuant to this Agreement and (b) you shall not be entitled to any further payments or benefits under this Agreement. You further agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if this section were breached.

     14. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     15. Entire Agreement and Waiver. Effective as of the Date of Termination, this Agreement (including all attachments and schedules hereto and thereto) constitutes the entire agreement between you and the Company with respect to your termination of employment, and supersedes all other correspondence, offers, proposals, promises, agreements or arrangements relating to the subject matter contained herein, including without limitation the Employment Agreement (except for those provisions specifically incorporated by reference in Sections 3(d), 12 and 20 hereof or as otherwise provided in this Agreement). The failure of any party to at any time enforce any of the provisions of this Agreement not be deemed or construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement. You acknowledge that you have not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

     16. No Modification. This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.

     17. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     18. Waiver. By signing this Agreement, you acknowledge that:

          (a) You have carefully read and understand this Agreement;

          (b) The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

          (c) You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

          (d) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it; and

          (e) The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in

Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act.

     19. Counterparts and Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     20. Dispute Resolution. You agree that any dispute or claim under this Agreement shall be resolved in accordance with the provisions set forth in Section 20(b) of the Employment Agreement.

* * * * *

     IN WITNESS WHEREOF, you and the Company hereto knowingly and voluntarily executed this agreement as of the date first written above:

GREG BRENNEMAN		BURGER KING CORPORATION

BY:	/s/GREG BRENNEMAN	BY:	/s/PETER C. SMITH

			NAME:	Peter C. Smith
			TITLE:	EVP Chief Human Resource Officer